EXHIBIT 99.2

LINCOLN EDUCATIONAL SERVICES ANNOUNCES LEADERSHIP TRANSITION

Scott Shaw to Replace Shaun McAlmont as Chief Executive Officer and J. Barry Morrow to Replace Alexis Michas as Chairman of the Board of Directors on July 1

West Orange, NJ – May 6, 2015---Lincoln Educational Services Corporation. (NASDAQ: LINC) today announced a leadership transition. Scott M. Shaw, currently Lincoln’s President and Chief Operating Officer, will succeed current Chief Executive Officer Shaun McAlmont and become Lincoln’s President and Chief Executive Officer on July 1. Mr. McAlmont is resigning effective June 30, 2015 after 5 years as Lincoln’s CEO to focus on his family and explore other career interests. In addition, J. Barry Morrow, currently a member of the Board of Directors and Chairman of the Board’s Compensation Committee, will succeed Alexis P. Michas as Non-Executive Chairman of the Board effective July 1. Both Mr. McAlmont and Mr. Michas will step down from the board of directors on June 30, 2015.

Mr. Shaw joined the company in 2001 as Senior Vice President of Strategic Planning and Business Development. He was promoted successively to Executive Vice President and President and Chief Operating Officer of the Company in 2005 and 2012, respectively. Prior to joining Lincoln, Mr. Shaw was a partner at Stonington Partners, Inc. responsible for identifying, evaluating and acquiring companies and then assisting in the oversight of these companies as a member of their Boards of Directors. Prior to that, he was with Merrill Lynch Capital Partners, Inc. He holds an M.B.A. from the Wharton School of Business and a B.A. from Duke University.

Mr. Morrow has served on Lincoln’s Board of Directors since 2006. He served as President and Chief Operating Officer of Collegiate Funding Services from 2000 to 2002 and as the company’s Chief Executive Officer from 2002 until 2006, when the company was merged with JPMorgan Chase. Prior to joining Collegiate Funding Services, Mr. Morrow served with the U.S. Department of Education as the General Manager of Financial Services for the Office of Student Financial Assistance and with Sallie Mae as Vice President of Regional Operations. Mr. Morrow holds a B.A. from Virginia Tech and an M.A. in public administration from George Washington University

“I’m very proud of what we have accomplished during the past five years,” said Mr. Michas. “Shaun deserves credit for leading the company through the adoption of an unprecedented set of new regulations, which dramatically reduced the company’s addressable market and he led a successful effort to dramatically improve student outcomes while the Company consistently generated positive cash flows as operations were halved. Scott is uniquely qualified to rebuild the Company on the strong foundation that has been put in place.”

“I am grateful for the opportunity to succeed Shaun and drive Lincoln forward to its next phase of the Company’s development,” said Mr. Shaw. “We have a cost reduction plan in place, and the near term potential to bring non-dilutive financial stability to the Company is designed to strengthen our balance sheet and provide us with the resources to return to growth.”

EXHIBIT 99.2

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs. The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Profession, and Transitional. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 31 campuses in 15 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln Culinary Institute and Lincoln College of New England. As of March 31, 2015, approximately 13,400 students were enrolled at Lincoln’s campuses.

CONTACT:	Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340

EVC Group, Inc.
Chris Dailey
cdailey@evcgroup.com
646-445-4801

Doug Sherk
dsherk@evcgroup.com
646-201-5447